Exhibit 99.1

         Temecula Valley Bancorp Raises $27 Million in Private Placement



    TEMECULA, Calif.--(BUSINESS WIRE)--Nov. 21, 2006--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) today announced it has completed the private placement of 1,400,569 shares of common stock, no par value, to institutional and individual investors, including employees, officers and directors of the Company or its wholly-owned subsidiary, Temecula Valley Bank, and the Company's employee stock ownership plan
(ESOP). The Company paid approximately $0.95 per share commission to its placement agents on shares sold in this private placement, although it paid a reduced commission of approximately $0.53 per share on 64,139 shares sold to its employees, officers, directors and the ESOP. The sale resulted in aggregate gross proceeds to the Company of approximately $26.759 million; after fees and costs, net proceeds of approximately $25.135 million. The stock was placed by lead placement agent Sandler O'Neill + Partners, L.P. and co-placement agents Howe Barnes Hoeffer & Arnett, Inc. and Ryan Beck and Co., Inc. The Company intends to use the net proceeds for general corporate purposes.

    The issuance of shares in the private placement was not registered under the Securities Act of 1933. Therefore, the shares may not be reoffered or resold by the investors absent registration or an applicable exemption from the registration requirements.

    This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad and Solana Beach. The Bank also operates a number of regional real estate loan production centers in California and has multiple SBA loan production offices across the United States. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank.



    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940